Scudder MG Investments Trust-International Select Equity-N-SAR

Item 77I: Effective July 1, 2003, International Select Equity Fund launched new Class R shares as filed with the Commission on June 30, 2003 (Accession Number 0000088053-03-000647). Class R shares are only available to participants in certain retirement plans.


Scudder MG Investments Trust-Fixed Income Fund-N-SAR

Item 77I: Effective October 1, 2003, Fixed Income Fund launched new Class R shares as filed with the Commission on October 1, 2003
(Accession Number 0000088053-03-000844). Class R shares are only available to participants in certain retirement plans.